Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:

John Pougnet, CEO	Stephen D. Axelrod, CFA
XELR8 Holdings, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(303) 316-8577	(212) 370-4500
CEO@xelr8.com	steve@wolfeaxelrod.com

XELR8 HOLDINGS ANNOUNCES PLAN TO APPEAL NOTICE
OF PROPOSED DELISTING FROM NYSE ALTERNEXT US

DENVER, Colo. – January 15, 2009 -- XELR8 Holdings, Inc. (AMEX: BZI), a provider of functional foods, beverages and nutritional supplements, announced it has received notification from NYSE Alternext US (formerly known as the American Stock Exchange) that its shares and warrants will be delisted from the NYSE Alternext US effective January 15, 2009, unless reversed on appeal, because the Company’s stockholders’ equity was less than $2,000,000 and it had losses from continuing operations and net losses in two of the last three most recent fiscal years. The Company plans to appeal this decision and the shares will continue to trade on the Exchange until the date of the hearing.

Mr. John Pougnet, Chief Executive Officer of XELR8 stated, “It is our strong belief that based on reasonable expectations as to the continued growth in our business and continued success of Bazi™, XELR8 Holdings could satisfy the NYSE Alternext US continued listing requirements.  Consequently, we will appeal the NYSE Alternext US staff’s decision and present to them the actions that we intend to implement to attain full listing compliance.  The proposed delisting is premature and we are very hopeful that after presenting our plan of action we will prevail.”

Mr. Pougnet concluded, “The NYSE Alternext US’s decision is unfortunate and certainly a disappointment.  However, the decision is not a reflection on XELR8’s fundamentals, which continue to be strong. We believe that the prospect of continued growth in 2009 and beyond is clearly attainable. Should the Company be unsuccessful with the appeal the Company's stock may continue to be listed on the OTC Bulletin Board.”

About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company's Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, one-ounce shot.

XELR8's commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and former Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8's distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward-looking statements include risks and uncertainties that include the Company's ability to attract and retain distributors; changes in demand for the Company's products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company's use of such capital. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2007 and all subsequent filings. Certain statements in this release regarding the Company's agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.